Exhibit 12



                          ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (in thousands except for ratios)


                                                                      Year Ended December 31,
                                                 ------------------------------------------------------------------
                                                   1993         1994          1995           1996           1997
                                                 ---------    ---------    ---------      ---------      -------


Fixed Charges:
   Interest expensed........................     $   7,093    $  13,089    $  11,878      $    9,921     $   90,141
   Interest capitalized.....................         1,058        3,517       11,088          12,970         36,929
                                                 ---------    ---------    ---------      ----------     ----------
       Total interest expense...............         8,151       16,606       22,966          22,891        127,070
   Interest component of rent expense.......           338          527        1,056           2,260          3,047
   Amortization/write-off of debt
    issuance costs..........................           540          869          359             877          3,866
                                                 ---------    ---------    ---------      ----------     ----------
       Total fixed charges..................     $   9,029    $  18,002    $  24,381      $   26,028     $  133,983
                                                 =========    =========    =========      ==========     ==========

Earnings:
   Income (loss) from continuing
        operations before income taxes......     $   4,336    $ (1,944)    $  22,932      $ (67,646)      $  90,669
   Plus fixed charges.......................         9,029       18,002       24,381          26,028        133,983
   Less interest capitalized................       (1,058)      (3,517)     (11,088)        (12,970)        (36,929)
                                                 ---------    ---------    ---------      ----------     ----------
       Total earnings.......................     $  12,307    $  12,541    $  36,225      $ (54,588)     $  187,723
                                                 =========    =========    =========      ==========     ==========

Ratio of earnings to fixed charges..........          1.4x            *         1.5x              **           1.4x
                                                 =========    =========    =========      ==========     ==========

-------------------------

*  Earnings were inadequate to cover fixed charges by $5,461.
** Earnings were inadequate to cover fixed charges by $80,616.
